UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 14, 2013

AMERICAN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, Arizona		85251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 14, 2013, Mr. Scott Feldhacker retired as Chief Executive Officer of American Standard Energy Corp. (the "Company"), pursuant to the terms and conditions of that certain Separation Agreement, dated April 16, 2013 (the "Agreement"), as amended by that certain Amendment No. 1 to Separation Agreement, dated as of April 30, 2013 (the "Amendment"), with the Company.  The Agreement was filed as Exhibit 10.1 to the Current Report on Form 8-K on April 22, 2013 and the Amendment was filed as Exhibit 10.1 to the Current Report on Form 8-K on May 6, 2013.

On August 12, 2013, the board of directors (the "Board") of the Company appointed Mr. J. Steven Person as the Company's Chief Executive Officer and Principal Executive Officer, effective as of August 14, 2013.  Mr. Person will hold these positions until he resigns or is replaced by the Board.

Mr. Person is currently the Chief Executive Officer of Cibolo Creek Partners, an energy and real estate investment company, and Vice President - Finance of Saber Oil & Gas Ventures, an E&P oil and gas company.  Mr. Person served as the Vice President, Finance and Vice President, Marketing of Southwest Royalties from 1989 until May 2004 when Southwest Royalties merged with and into Clayton Williams Energy, Inc.  Mr. Person currently sits on the board of Globe Energy Services, LLC.  Mr. Person has extensive experience in capital formation and development both in the public and private sectors.  Mr. Person was one of the original founders of Basic Energy Services.  Mr. Person received a B.B.A. degree from Baylor University and an M.B.A. from Houston Baptist University.

The Company and Mr. Person are not entering into an employment agreement at this time.  Mr. Person does not have any family relationship with any director or executive officer of the Company.  Mr. Person has not had, and does not have, any direct or indirect material interest in any transaction or currently proposed transaction in which the Company was, is or is to be a party in which the amount involved exceeded or exceeds $120,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2013

AMERICAN STANDARD ENERGY CORP.

By:	/s/ Josh Haislip
Josh Haislip, Chief Financial Officer